Exhibit 24.1

Turner, Jones & Associates, PLLLC
108 Center Street, North, 2nd Floor
Vienna, VA  22180
703-242-6500
703-242-1600-fax

October 20, 2010

Next Generation Energy Corporation
Lorton, Virginia

As independent auditors of Next Generation Energy Corporation we hereby consent to the incorporation of our review reports dated May 20 and August 23, 2010 and our audit report dated April 2, 2010 relating to the consolidated balance sheet of Next Generation Energy Corporation as of March 31, 2010, June 30, 2010 and December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three and six month periods ended March 31, 2010 and June 30, 2010 and the year ended December 31, 2009, in Form S-8 of Next Generation Energy Corporation.

/s/ Turner, Jones & Associates, PLLC

Vienna, Virginia
October 20, 2010